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                                  Exhibit 23.2

                        Consent of Independent Accountant

Securities and Exchange Commission
Washington, D.C. 20549

         We refer to Form S-8 Registration Statement of Hariston Corporation ("Hariston") to be dated on or about January 20, 1997 relating to 2,000,000 shares of common stock of Hariston issuable upon exercise of options which have been or may be granted under the 1996 Hariston Corporation Stock Option Plan No. 2.

         We consent to the inclusion by reference in the Registration Statement of our audit report dated March 24, 1995 on the financial statements of Hariston for the year ended December 31, 1994, including the consolidated balance sheet as at December 31, 1994 and the consolidated statements of loss and deficit and changes in financial position for the year then ended. The inclusion by reference is made to the Form 10-K of Hariston for the fiscal year ended December 31, 1995 which contains those financial statements.

         We have read the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that is derived from the financial statements upon which we have reported or that is within our knowledge as a result of our audit of such financial statements.

         This letter is provided to the securities regulatory authority to which it is addressed pursuant to the requirements of its securities legislation and not for any other purpose.

/s/ Doane Raymond
January 20, 1997